Exhibit (a)(2)

SBA COMMUNICATIONS CORPORATION

Election Form
To Tender Options to Purchase Shares of Class A Common Stock Having an Exercise
Price of Greater Than $8.00 Per Share in Exchange for New Options Pursuant to the Offer
to Exchange Dated May 20, 2002

The Offer and Withdrawal Rights Expire at
5:00 p.m., Eastern Daylight Time, on June 18, 2002,
Unless the Offer is Extended.

Please complete this form, sign it and deliver it to Stock Option Exchange Program, c/o SBA Communications Corporation, 5900 Broken Sound Parkway N.W., Boca Raton, FL 33487, Facsimile: (561) 989-2965, as soon as possible, but in any event, no later than 5:00 p.m., Eastern Daylight Time, on June 18, 2002.

Delivery of this Election Form by regular mail to an address other than as set forth above or transmission via facsimile to a number other than as set forth above will not constitute a valid delivery. Delivery of this Election Form by e-mail will not constitute valid delivery.

Name of Optionee:

Social Security Number:            -            -

I have received the Offer to Exchange dated as of May 20, 2002. I understand that I may tender any eligible options pursuant to the terms set forth in the Offer to Exchange. In return, after SBA has accepted and cancelled my tendered options, SBA will grant me, on December 19, 2002, or on a later date if the expiration date is extended, two new options for every three existing options that I tender, rounded up to the nearest whole option.

I hereby elect to accept SBA’s offer to exchange the eligible option grants listed below pursuant to the terms and conditions set forth in the Offer to Exchange dated May 20, 2002.

(In order to fill out the information below, please refer to your option agreement or the Grant Detail Report which was mailed with the Offer to Exchange. If you need additional space, you can make a copy of this page.)

Grant Date	Exercise Price	Expiration Date	Number of Options to be Tendered

I understand the following:

•	I must be employed by or currently providing consulting services to SBA or one of its subsidiaries on the expiration date in order to participate in the offer.

•	I must be employed by or currently providing consulting services to SBA or one of its subsidiaries from the expiration date until the grant date of the new options to receive the new options.

•	The only stock options I can exchange are those with an exercise price of greater than $8.00.

•
The exercise price of the new options will be equal to the greater of (1) $8.00 or (2) the closing sales price of SBA’s Class A common stock on the date immediately preceding the grant date of the new options.

•
Vesting of the new options will restart; 25% of the new options will vest on each of the six (6) month, eighteen (18) month, thirty (30) month and forty-two (42) month anniversary of the grant date of the new options.

•	The term of the new options will be the term remaining on the tendered options or five years, whichever is greater.

•	There may be differences in the terms and conditions of my existing options and the terms and conditions of the new options, which differences are described in Section 8 of the Offer to Exchange.

•	I will not be eligible to receive any other options until the grant date of the new options.

•	Under certain circumstances set forth in the Offer to Exchange, SBA may terminate or amend the offer and postpone its acceptance and cancellation of any options elected for exchange.

•
SBA has recommended that I review the Offer to Exchange with my legal, tax and financial advisors to more fully understand the implications of my decision to exchange my stock option grant(s) in the offer.

If SBA accepts the options tendered hereby for exchange, I agree to give up my entire ownership interest in the options tendered, which are listed above, and I understand that they will become null and void on the date SBA accepts my options for exchange. I acknowledge that this election is entirely voluntary.

Promptly after SBA accepts tendered options for exchange, it will send each tendering optionholder a letter indicating the number of options that it has accepted for exchange, the corresponding number of new options that it commits to grant to you and the expected grant date of the new options.

Optionee’s Signature:

Date:                , 2002

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